                                                                 EXHIBIT 99.3

                 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                 (UNAUDITED)

The unaudited pro forma consolidated financial information gives effect to the Merger to be accounted for as a pooling of interests. The consolidated financial information on the following pages presents (i) the historical consolidated balance sheets of both the Corporation and Midlantic at June 30, 1995, and the pro forma consolidated balance sheet as of June 30, 1995, giving effect to the Merger as if it had occurred on that date; and (ii) the historical consolidated statements of income of both the Corporation and Midlantic for the six months ended June 30, 1995 and 1994, and the pro forma consolidated statements of income for the six months ended June 30, 1995 and 1994, giving effect to the Merger as if it had been effected for all periods presented. Certain reclassifications have been made to the historical financial information to conform presentation. Intercompany transactions between the Corporation and Midlantic are immaterial and, accordingly, have not been eliminated.

The pro forma consolidated balance sheet gives effect to anticipated expenses and nonrecurring charges related to the Merger and assumes each of the outstanding shares of Midlantic common stock is converted into 2.05 shares of the Corporation's common stock. In addition, the pro forma consolidated balance sheet assumes that all Midlantic stock options are exchanged for the Corporation's common stock, in accordance with the terms of the agreement. However, pro forma consolidated financial information excludes the estimated effect of revenue enhancements and expense savings associated with the consolidation of the operations of the Corporation and Midlantic.

During 1995 and 1994, the Corporation and Midlantic completed or have pending, various other acquisitions which individually and in the aggregate are not "significant subsidiaries" in relation to the Corporation. Accordingly, pro forma financial information with respect to those acquisitions is not included herein.

The pro forma consolidated financial information is intended for informational purposes and may not be indicative of the financial position or results that actually would have occurred had the transaction been consummated on the dates indicated, or which will be attained in the future. The pro forma consolidated financial information should be read in conjunction with the 1994 Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 1995 of the Corporation and Midlantic.

PNC BANK CORP.
Pro Forma Consolidated Balance Sheet (Unaudited)
June 30, 1995

                                                  PNC          MIDLANTIC       PRO FORMA
In millions                                    BANK CORP.     CORPORATION     ADJUSTMENTS         PRO FORMA
______________________________________________________________________________________________________________

ASSETS
Cash and due from banks                         $   2,612      $    834        $  38 (A,B)         $  3,484
Short-term investments                                502           593                               1,095
Loans held for sale                                   733                                               733
Securities available for sale                       2,447           814                               3,261
Investment securities                              16,658         2,478                              19,136
Loans, net of unearned income                      36,690         8,657                              45,347
  Allowance for credit losses                        (961)         (339)                             (1,300)
                                                --------------------------------------------------------------
  Net loans                                        35,729         8,318                              44,046
Other                                               4,042           697           13 (A,B,C)          4,752
                                                --------------------------------------------------------------
  Total assets                                  $  62,763      $ 13,734        $  51               $ 76,548
                                                ==============================================================
LIABILITIES
Deposits
  Noninterest-bearing                           $   6,660      $  2,798                            $  9,458
  Interest-bearing                                 28,630         8,089                              36,719
                                                --------------------------------------------------------------
  Total deposits                                   35,290        10,887                              46,177
                                                --------------------------------------------------------------
Borrowed funds
  Federal funds purchased                           2,154            68                               2,222
  Repurchase agreements                             5,793           785                               6,578
  Commercial paper                                    576                                               576
  Other                                             3,863            30                               3,893
                                                --------------------------------------------------------------
  Total borrowed funds                             12,386           883                              13,269
Notes and debentures                                8,995           373                               9,368
Accrued expenses and other liabilities              1,656           194        $ 130 (C)              1,980
                                                --------------------------------------------------------------
  Total liabilities                                58,327        12,337          130                 70,794
                                                --------------------------------------------------------------
SHAREHOLDERS'  EQUITY
Preferred stock                                         1                                                 1
Common stock                                        1,182           158        $(158)(A)              1,736
                                                                                 554 (A)
Capital surplus                                       461           620         (620)(A)                707
                                                                                 246 (A)
Retained earnings                                   3,119           638         (124)(B,C)            3,633
Deferred ESOP benefit expense                         (83)                                              (83)
Net unrealized securities (losses)                    (41)            4                                 (37)
Common stock held in treasury at cost                (203)          (23)          23 (A)               (203)
                                                --------------------------------------------------------------
  Total shareholders'  equity                       4,436         1,397          (79)                 5,754
                                                --------------------------------------------------------------
  Total liabilities and shareholders' equity    $  62,763      $ 13,734        $  51               $ 76,548
==============================================================================================================

See accompanying Notes to Pro Forma Consolidated Financial Information.

PNC BANK CORP.
Pro Forma Consolidated Statement of Income (Unaudited)
Six months ended June 30, 1995

                                                  PNC         MIDLANTIC
In thousands, except per share data            BANK CORP.    CORPORATION      PRO FORMA (D)
___________________________________________________________________________________________
 INTEREST INCOME
 Loans and fees on loans                       $1,445,006     $ 361,703        $ 1,806,709
 Securities                                       578,787       104,374            683,161
 Other                                             42,929        23,121             66,050
                                               --------------------------------------------
  Total interest income                         2,066,722       489,198          2,555,920
 INTEREST EXPENSE                              --------------------------------------------
 Deposits                                         612,618       135,857            748,475
 Borrowed funds                                   418,867        20,371            439,238
 Notes and debentures                             288,935        17,170            306,105
                                               --------------------------------------------
  Total interest expense                        1,320,420       173,398          1,493,818
                                               --------------------------------------------
  Net interest income                             746,302       315,800          1,062,102
 Provision for credit losses                                      3,000              3,000
                                               --------------------------------------------
  Net interest income less provision for
    credit losses                                 746,302       312,800          1,059,102
                                               --------------------------------------------
 NONINTEREST INCOME
 Investment management and trust                  176,649        22,870            199,519
 Service charges, fees and commissions            180,408        38,375            218,783
 Mortgage banking                                  95,320                           95,320
 Net securities gains                               9,036           184              9,220
 Other                                             40,734        35,231             75,965
                                               --------------------------------------------
  Total noninterest income                        502,147        96,660            598,807
                                               --------------------------------------------
 NONINTEREST EXPENSE
 Staff expense                                    406,448       124,129            530,577
 Net occupancy                                     69,712        21,720             91,432
 Equipment                                         67,047        12,792             79,839
 Amortization of intangibles                       43,186         4,004             47,190
 Federal deposit insurance                         36,649        11,888             48,537
 Other                                            240,740        59,460            300,200
                                               --------------------------------------------
  Total noninterest expense                       863,782       233,993          1,097,775
                                               --------------------------------------------
  Income before income taxes                      384,667       175,467            560,134
 Applicable income taxes                          122,028        65,751            187,779
                                               --------------------------------------------
  Net income                                    $ 262,639      $109,716         $  372,355
===========================================================================================
EARNINGS PER COMMON SHARE
 Primary                                            $1.13         $2.04              $1.09
 Fully diluted                                       1.13          2.02               1.08
AVERAGE COMMON SHARES OUTSTANDING
  Primary                                         231,388        52,790            339,608
  Fully diluted                                   233,412        54,461            345,056
===========================================================================================

See accompanying Notes to Pro Forma Consolidated Financial Information.

PNC BANK CORP.
Pro Forma Consolidated Statement of Income (Unaudited)
Six months ended June 30, 1994

                                                     PNC          MIDLANTIC
   In thousands, except per share data            BANK CORP.     CORPORATION       PRO FORMA
                                                                                      (D)
   _________________________________________________________________________________________
    INTEREST INCOME
    Loans and fees on loans                       $1,166,847     $ 331,021        $1,497,868
    Securities                                       612,455        53,786           666,241
    Other                                             50,796        32,189            82,985
                                                  ------------------------------------------
     Total interest income                         1,830,098       416,996         2,247,094
                                                  ------------------------------------------

    INTEREST EXPENSE
    Deposits                                         417,516       107,395           524,911
    Borrowed funds                                   207,311        10,822           218,133
    Notes and debentures                             214,971        17,279           232,250
                                                  ------------------------------------------
     Total interest expense                          839,798       135,496           975,294
                                                  ------------------------------------------
     Net interest income                             990,300       281,500         1,271,800
    Provision for credit losses                       50,045        18,983            69,028
                                                  ------------------------------------------
     Net interest income less provision for
      credit losses                                  940,255       262,517         1,202,772
                                                  ------------------------------------------

    NONINTEREST INCOME
    Investment management and trust                  146,461        20,642           167,103
    Service charges, fees and commissions            180,041        37,966           218,007
    Mortgage banking                                  80,363                          80,363
    Net securities gains (losses)                     30,307        (3,374)           26,933
    Other                                             49,619        62,324           111,943
                                                  ------------------------------------------
     Total noninterest income                        486,791       117,558           604,349
                                                  ------------------------------------------
    NONINTEREST EXPENSE
    Staff expense                                    410,871       114,115           524,986
    Net occupancy                                     66,562        23,055            89,617
    Equipment                                         65,580        12,915            78,495
    Amortization of intangibles                       37,830         3,225            41,055
    Federal deposit insurance                         36,339        14,381            50,720
    Other                                            227,959        72,256           300,215
                                                  ------------------------------------------
     Total noninterest expense                       845,141       239,947         1,085,088
                                                  ------------------------------------------
     Income before income taxes                      581,905       140,128           722,033
    Applicable income taxes                          188,371        14,496           202,867
                                                  ------------------------------------------
     Income before cumulative effect of
      change in accounting principle              $  393,534     $ 125,632        $  519,166
   =========================================================================================

    EARNINGS PER COMMON SHARE BEFORE CUMMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE
     Primary                                           $1.66         $2.34             $1.50
     Fully diluted                                      1.65          2.31              1.48
    AVERAGE COMMON SHARES OUTSTANDING
     Primary                                         236,974        52,868           345,353
     Fully diluted                                   238,887        54,445           350,498
   _________________________________________________________________________________________

See accompanying Notes to Pro Forma Consolidated Financial Information.

            NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                 (UNAUDITED)


(A) The pro forma balance sheet gives effect to the proposed Merger of the Corporation and Midlantic by combining the respective balance sheets of the two companies at June 30, 1995 on a pooling-of-interests basis. Cash and other assets have been adjusted to reflect the exercise of Midlantic stock options for $13 million in cash and a related current tax benefit of $32 million related to the exchange of the Corporation's common stock for outstanding Midlantic options. The capital accounts have been adjusted to reflect the issuance of 110.8 million shares of common stock of the Corporation in exchange for all the outstanding shares of Midlantic (common stock held in treasury was assumed to be canceled) and the assumed exchange of the Corporation's Common Stock for all outstanding Midlantic stock options. Midlantic's debentures, which approximated $73 million, are convertible into Midlantic common stock at a conversion price of $48 per share. For purposes of this pro forma consolidated balance sheet, conversion of these debentures has not been assumed.

(B) Based upon a preliminary review of Midlantic's asset and liability management position, the Corporation anticipates terminating its interest rate cap position concurrent with or shortly after consummation of the Merger. Upon termination, any losses, measured by the difference between the unamortized premium and the estimated fair value, would be recognized immediately in the results of operations. An adjustment of $60 million (unamortized premium of $85 million net of estimated fair value payment of $25 million) has been recorded in the pro forma balance sheet to reflect the anticipated loss. This adjustment resulted in a $39 million after-tax charge to retained earnings in the pro forma balance sheet.

     The Corporation is continuing this review of Midlantic's asset and liability management position and is considering various other actions to maintain its existing interest rate risk position. As a result of further analysis, certain reclassifications or sales of investment securities currently classified in the held to maturity portfolio may occur. Reclassifications, if any, will be accounted for at fair value with any unrealized gain or loss, net of taxes, at the date of transfer recognized as a separate component of shareholders' equity. If any such securities are sold, gains or losses from such transactions would be reflected in results of operations. At June 30, 1995, securities held to maturity, on a pro forma basis, had a total net unrealized pretax loss of $274 million.

     Additionally, certain interest rate swaps are associated with investment securities which are currently classified in the held to maturity portfolio. If, as a result of the aforementioned review, such securities are reclassified to the available for sale portfolio or sold, the fair value, or the gain or loss on sale of such securities, will also reflect the fair value of the related interest rate swaps, if any. At June 30, 1995, interest rate swaps designated to held to maturity securities, on a pro forma basis, had a total net unrealized pretax loss of $249 million.

     No adjustments have been made in the accompanying pro forma balance sheet to reflect the potential reclassification of investment securities, including the effect, if any, of the related interest rate swaps, as the Corporation's management has not made a determination with respect to such matters.

(C) A liability of $130 million has been recorded in the pro forma balance sheet to reflect management's estimate of anticipated expenses and nonrecurring charges related to the Merger. This liability resulted in an $85 million after-tax adjustment to retained earnings in the pro forma balance sheet. It is anticipated that substantially all of these charges will be recognized during 1995 upon consummation of the Merger and paid in 1995 and 1996. the following table provides details of the estimated charges by type:



                                                  Pre-Tax Amount
             Type of Cost                         (In Millions)
             ------------                         --------------
             Operations and Facilities                 $ 56
             Personnel Related                           40
             Other                                       34
                                                       ----
                                                       $130
                                                       ====



     Operations and facilities charges consist of lease termination costs and other related costs resulting from the consolidation of overlapping branches and elimination of redundant operational facilities as well as write-offs of computer hardware and software, signage and telecommunication equipment due to incompatibility or duplication. Personnel related costs consist primarily of charges related to employee severance, termination of certain employee benefit plans and employee outplacement assistance.


(D) The pro forma consolidated statements of income give effect to the proposed Merger of the Corporation and Midlantic by combining the respective statements of income of the two companies for the six month periods ended June 30, 1995 and 1994. The pro forma statements of income do not give effect to anticipated expenses and nonrecurring charges related to the Merger and the estimated effect of revenue enhancements and expense savings associated with the consolidation of the operations of the Corporation and Midlantic.


     Earnings per common share amounts for the Corporation and Midlantic are based on the historical fully diluted weighted average number of common shares outstanding for each company during the period. With respect to the pro forma earnings per share computation, shares of Midlantic have been adjusted to the equivalent shares of the Corporation for each period.